Exhibit 99.1

BRAZAURO RESOURCES CORPORATION
800 BERING DRIVE, SUITE 208
HOUSTON, TEXAS 77057

BRAZMIN CORP
GENEVA PLACE 2nd FLOOR, 333 WATERFRONT DRIVE
WICKHAM’S CAY ROAD TOWN, TORTOLA, BRITISH VIRGIN ISLANDS

BRAZAURO TO ACQUIRE BRAZMIN’S TOCANTINZINHO INTERESTS

JOINT NEWS RELEASE	SEPTEMBER 13, 2006

Brazauro Resources Corporation (TSXV: BZO) and BrazMin Corp. (TSX: BZM) are pleased to announce that Brazauro has agreed to acquire all of BrazMin’s interests in the Tocantinzinho gold project area in Brazil in exchange for 13,150,000 treasury shares of Brazauro. The acquisition, which is subject to confirmation of certain title matters from the Departamento Nacional de Produção Mineral (“DNPM”) in Brazil, regulatory approval and certain other conditions, will consolidate BrazMin’s mineral interests with Brazauro’s and extend the mineral land holdings of Brazauro in the area.

Mark E. Jones III, chairman and CEO of Brazauro stated, “This agreement enables Brazauro to extend its exploration at Tocantinzinho to the east and southeast, into zones that the Company believes hold potential to expand the overall project’s gold bearing mineralization. With BrazMin as a significant shareholder, our Company will benefit from their expertise and influence which will contribute to the enhancement of the project. We have plans to actively extend our exploration activities onto the acquired ground.”

Tony Ransom, president and CEO of BrazMin, stated, “This agreement allows us to participate in the entire significant Tocantinzinho gold discovery, while concentrating our efforts on our own substantial portfolio of projects in Brazil.”

The agreement will result in BrazMin owning approximately 19.9% of the issued shares of Brazauro. BrazMin does not currently own beneficially, directly or indirectly, any shares of Brazauro. For a limited period of time Brazauro will have the right to direct the voting of the shares to be issued to BrazMin except in certain conditions and the right to find purchasers for the shares if BrazMin wishes to sell.. The acquisition will be accomplished by the purchase of a wholly owned subsidiary of BrazMin which indirectly holds BrazMin’s Tocantinzinho interests.

Mark E. Jones III Chairman, CEO Brazauro Resources	Anthony H. Ransom Prsident, CEO BrazMin Corp.

For further information, please contact:

Brazauro Mark Jones, Chairman Ph: 713-785-1278 info@brazauroresources.com www.brazauroresources.com	BrazMin Fiona Childe, VP Corporate Communications Tau Capital Corporation Tel: 416-361-9636 ext 227 Fax: 416-361-0330 fchilde@taucapital.com

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. The news release includes certain “forward-looking statements.” All statements other than statements of historical fact included in this release, including, without limitation, statements regarding potential mineralization, exploration results and future plans and objectives of Brazauro Resources and BrazMin Corp., are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Brazauro’s and BrazMin’s expectations are exploration risks detailed herein and from time to time in the filings made by the Companies with securities regulators.